EXHIBIT 99.3

October 16, 2020

By E-mail

Andrew G. Dietderich

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

dietdericha@sullcrom.com

Re: In re: Garrett Motion, Inc., et al., No. 20-12212 (MEW) (Bankr. S.D.N.Y.)

Dear Andy,

We write on behalf of Centerbridge Partners, L.P. (“Centerbridge”) and Oaktree Capital Management, L.P. (“Oaktree”), who collectively hold approximately 15% of the Senior Notes and over 9% of the Debtors’ common equity, certain clients of Jones Day who collectively hold approximately 40% of the Debtors’ common equity and some Senior Notes, and Honeywell International Inc. (“Honeywell” and, together with Centerbridge, Oaktree, and the Jones Day clients, the “Plan Sponsors”) in connection with the Debtors’ pending Bid Procedures Motion (ECF No. 18), which is scheduled to be heard on October 21, 2020. As summarized below, the Plan Sponsors have formulated a proposal for a plan of reorganization for the Debtors (the “Proposal”) that, unlike the liquidating plan foreshadowed by the bid from KPS Capital Partners, LP (the “Stalking Horse Bid”), will be supported by all of the Debtors’ major financial constituencies.

The Proposal is described in an exhibit to this letter and, as you know, it was filed publicly with the U.S. Securities and Exchange Commission today. We are eager to begin working hand in glove with the Debtors and their advisors to cause the Proposal to be evidenced by a plan of reorganization, described in a disclosure statement, filed with the Court, confirmed by the Court, and consummated as promptly as possible.

As an initial matter, the Proposal contemplates a plan of reorganization instead of a sale implemented through a liquidation plan. This will allow the Debtors to move expeditiously through these chapter 11 cases and negate the need for a potentially lengthy, contested, and expensive auction process. A speedy, value-maximizing reorganization that considerably deleverages the Debtors’ balance sheet will send a positive message to the Debtors’ vendors, customers, and other contract counterparties by, among other things, eliminating the series of risks associated with the proposed sale process—addressing concerns about damage to customer relationships that the Debtors have repeatedly expressed to the Court.

The key benefits of the Proposal include:

•

all of the Debtors’ funded debt holders are paid in full or are otherwise unimpaired through the Proposal, including satisfying the “Acceptable Plan” provision of the Debtors’ existing restructuring support agreement;

•	all unsecured creditors receive payment in full in cash or are reinstated and paid in the ordinary course;

•

Honeywell will be the lone impaired creditor—having agreed to convert its claim from a liability on the Debtors’ balance sheet to new Series Preferred B Stock—and is supportive of the Proposal, thus allowing for emergence of the Debtors on a faster timetable and, importantly, without years of potential litigation between the Debtors, Honeywell, and equity holders, which Honeywell would vigorously defend; and

•

all common equity holders are reinstated and receive an opportunity to participate in the upside of the substantial deleveraging of the Debtors through the repayment of funded debt and the infusion of no less than approximately $1.1 billion of equity capital at emergence, with up to $100 million of additional equity capital to be raised through a rights offering as part of which common equity holders will receive subscription rights to reinvest in the business.

Apart from the foregoing, the Proposal clearly has a materially higher implied value than the proposed Stalking Horse Bid. The Proposal includes commitments by well-known and highly regarded investment firms to provide the required equity capital through the commitments to purchase at least approximately $1.1 billion of Convertible Series A Preferred Stock that will be used to deleverage the Debtors’ balance sheet. The Convertible Series A Preferred Stock will contain no maintenance covenants and, upon a change of control, the reorganized Debtors may redeem such stock at their election. With a substantial infusion of new equity capital to pay down debt and the conversion of Honeywell’s claim from a liability to new Series B Preferred Stock, the Debtors will emerge from bankruptcy in a healthier and even more competitive position than before they filed these chapter 11 cases.

To replace the Debtors’ existing contractual arrangement with Honeywell, the Proposal provides for a restructured payment stream in the form of Series Preferred B Stock pursuant to which Honeywell will be entitled to receive fixed payments over a 14-year period according to a defined schedule. The Proposal allows the reorganized Debtors to delay payments to Honeywell if EBITDA falls below a certain threshold. The Debtors thus not only stand to benefit from a substantial deleveraging of their balance sheet through the Proposal—which will place them in a superior competitive position for years to come—but they also will have a simplified, predictable stream of future payments going forward and will continue to have a mechanism through which payments to Honeywell are deferred in the event of unexpected fluctuations in future business environments.

As the Proposal demonstrates, there is no need for the Debtors to rush to seek approval of the Stalking Horse Bid. On the contrary, the Proposal restructures the Debtors’ obligations while maintaining the interests of equity in these solvent cases without the need for a $63 million break fee, an uncapped expense reimbursement that is payable regardless of the consummation of the transaction, or time consuming and value destructive litigation. Furthermore, the commitments to provide financing for the Proposal do not include any backstop fee or other financing fee.

The Plan Sponsors urge the Debtors to adjourn the hearing on the Bid Procedures Motion until they have had time to seriously consider the Proposal. At such an early stage in these chapter 11 cases, it is unnecessary to bind yourselves to a greater than $63 million cost at the expense of your unsecured creditors and equity holders. The Plan Sponsors believe, and as further supported by the Proposal, that an adjournment of the Bid Procedures Motion will only serve to benefit the Debtors and all of their stakeholders by maximizing the value of the Debtors’ estates.

We request that you confirm in writing as soon as possible that you have forwarded this letter to the Board of Directors of Garrett Motion, Inc. and the “Consulting Professionals” as that term is defined in the Debtors’ Bid Procedures Motion.

We look forward to your response.

Sincerely,

/s/ Dennis F. Dunne	/s/ Nicole L. Greenblatt	/s/ Bruce Bennett
Dennis F. Dunne, Esq.	Nicole L. Greenblatt, P.C.	Bruce Bennett, Esq.
Milbank LLP	Kirkland & Ellis LLP	Jones Day

Enclosure

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